                                                                   EXHIBIT C TO
                                                               CREDIT AGREEMENT

                               SECURITY AGREEMENT


         SECURITY AGREEMENT, dated as of July 30, 1997, made by each of the signatories hereto (together with any other entity that may become a party hereto, the "Pledgors"), in favor of THE CHASE MANHATTAN BANK, as administrative agent (in such capacity, the "Administrative Agent") for the lenders (the "Lenders") from time to time parties to the Credit Agreement, dated as of July 30, 1997 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Avis Rent A Car System, Inc., a Delaware corporation (the "Borrower"), Avis Rent A Car, Inc., a Delaware corporation ("Avis"), the Lenders, the Administrative Agent and Lehman Commercial Paper Inc., a Delaware corporation, as syndication agent for the Lenders (the "Syndication Agent"), and the other Secured Parties (as defined herein).

                              W I T N E S S E T H:


         WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans to the Borrower upon the terms and subject to the conditions set forth therein; and

         WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective Loans to the Borrower under the Credit Agreement that the Pledgors (other than the Borrower) guarantee payment and performance of the Borrower's obligations under the Credit Agreement and the other Credit Documents; and

         WHEREAS, in satisfaction of such condition, the Pledgors (other than the Borrower) have entered into a Guarantee of even date herewith (as amended, supplemented or otherwise modified from time to time, the "Guarantee") for the benefit of the Administrative Agent and the Secured Parties; and

         WHEREAS, it is a further condition precedent to the obligation of the Lenders to make their respective Loans to the Borrower under the Credit Agreement that the Pledgors shall have executed and delivered this Security Agreement to secure payment and performance of the Pledgors' obligations under the Guarantee.

         NOW, THEREFORE, in consideration of the premises and to induce the Agents and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective Loans to the Borrower, the Pledgors hereby agree with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

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                                                                              2

         SECTION 1. Defined Terms.

              A. Definitions. 1. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement and the following terms which are defined in the Uniform Commercial Code in effect in the State of New York on the date hereof are used herein as so defined: Accounts, Chattel Paper, Documents, Farm Products, General Intangibles, Instruments, and Proceeds.

              2. The following terms shall have the following meanings:

              "Agreement": this Security Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

              "Code": the Uniform Commercial Code as from time to time in effect in the State of New York.

              "Collateral": as defined in Section .

              "Collateral Account": any collateral account established by the Administrative Agent as provided in subsection or subsection .

              "Contracts": the Franchise Agreements and each of the contracts and agreements listed in Schedule 1, in each case as the same may be amended, supplemented or otherwise modified from time to time, including, without limitation, (a) all rights of such Pledgor to receive moneys due and to become due to it thereunder or in connection therewith, (b) all rights of such Pledgor to damages arising out of or for breach or default in respect thereof and (c) all rights of such Pledgor to exercise all remedies thereunder.

              "LP Interests": the limited partnership interests in AESOP Leasing, including without limitation all present and future rights
         (i) to receive any payment of money or other distribution or payment on account of such limited partnership interests and (ii) under the Partnership Agreement in respect of such limited partnership interests.

              "Obligations": as defined in the Guarantee.

              "Partnership Agreement": the limited partnership agreement of AESOP Leasing as the same may be further amended, supplemented or modified from time to time.

              "Patents": (a) all letters patent of the United States or any other country and all reissues and extensions thereof, including, without limitation, any thereof referred to in Schedule 3 hereto, and
         (b) all applications for

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                                                                              3

         letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any thereof referred to in Schedule 3 hereto.

              "Patent License": all agreements, whether written or oral, providing for the grant by or to such Pledgor of any right to manufacture, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in Schedule 3.

              "Receivable": any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

              "Secured Obligations": with respect to any Pledgor, the collective reference to (a) the Obligations and (b) all obligations and liabilities of such Pledgor which may arise under or in connection with this Agreement or any other Credit Document to which such Pledgor is a party, whether on account of reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by such Pledgor pursuant to the terms of this Agreement or any other Credit Document).

              "Secured Parties" means the collective reference to the Administrative Agent, the Syndication Agent, the Lenders (including, without limitation, the CE Issuing Bank and the WC Issuing Bank).

              "Securitization Collateral" means all of the assets, property and interests in property of any kind or nature whatsoever in which a security interest has been granted pursuant to any Related Documents (as defined in Schedule 1 to the Amended and Restated Base Indenture, dated as of July 30, 1997, between AESOP Funding II, L.L.C. and Harris Trust and Savings Bank, as amended, supplemented or otherwise modified from time to time).

              "Trademarks": (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or

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                                                                              4

         otherwise, including, without limitation, any thereof referred to in Schedule 3, and (b) all renewals thereof.

              "Trademark License" means any agreement, written or oral, providing for the grant by or to any Pledgor of any right to use any Trademark, including, without limitation, any thereof referred to in
         Schedule 3.

              B. Other Definitional Provisions. 1. The words "hereof," "herein", "hereto" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection and Schedule references are to this Agreement unless otherwise specified.

              2. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.


         SECTION 2. Grant of Security Interest.

         As collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations, each Pledgor hereby grants to the Administrative Agent for the benefit of the Secured Parties a security interest in all of the following property now owned or at any time hereafter acquired by such Pledgor or in which such Pledgor now has or at any time in the future may acquire any right, title or interest other than the Securitization Collateral (collectively, the "Collateral"):

         1.   all Accounts;

         2.   all Chattel Paper;

         3.   all Contracts;

         4.   all Documents;

         5. all General Intangibles, including, without limitation, the LP Interests;

         6.   all Instruments;

         7.   all Patents;

         8.   all Patent Licenses;

         9.   all Trademarks;

         10.  all Trademark Licenses;

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                                                                              5

         11.  all books and records pertaining to the Collateral; and

         12. to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing; provided that no security interest shall be granted in the Securitization Collateral.


         SECTION 3. Representations and Warranties.

         Each Pledgor hereby represents and warrants that:

              A. Power and Authority. Such Pledgor has the corporate power and authority and the legal right to execute and deliver, to perform its obligations under, and to grant the security interest in the Collateral pursuant to, this Agreement and has taken all necessary corporate action to authorize its execution, delivery and performance of, and grant of the security interest in the Collateral pursuant to, this Agreement.

              B. Chief Executive Office. On the date hereof, such Pledgor's chief executive office or sole place of business is specified on Schedule 2.

              C. Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.


         SECTION 4. Covenants.

         Each Pledgor covenants and agrees with the Administrative Agent and the Secured Parties that, from and after the date of this Agreement until the Obligations shall have been paid in full, no Letter of Credit shall be outstanding and the Commitments shall have expired or otherwise been terminated:

              A. Further Documentation. At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of the Pledgor, such Pledgor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the security interests created hereby.

              B. Delivery of Instruments and Chattel Paper. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument (other than an

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                                                                              6

Instrument that also constitutes Chattel Paper), such Instrument shall be immediately delivered to the Administrative Agent, duly indorsed in a manner reasonably satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.

              C. Changes in Locations, Name, etc. Such Pledgor will not:

              1. change the location of its chief executive office from that specified in subsection ; or

              2. change its name, identity or corporate structure to such an extent that any financing statement filed by the Administrative Agent in connection with this Agreement would become seriously misleading, unless in each case written above, it shall have given the Administrative Agent and the Lenders at least 30 days' prior written notice of such change.

         D. Further Identification of Collateral. Such Pledgor will furnish to the Administrative Agent and the Lenders from time to time statements and schedules further identifying and describing any Collateral acquired after the date hereof and such other reports in connection with such Collateral as the Administrative Agent may reasonably request, all in reasonable detail.

         E. Notices. Such Pledgor will advise the Administrative Agent and the Lenders promptly, in reasonable detail, at their respective addresses for notices provided for in the Credit Agreement about:

              1. any Lien (other than security interests created hereby or Liens permitted under the Credit Agreement) on any of the Collateral; and

              2. of the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.

         F. Indemnification. Such Pledgor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities, costs and expenses (including, without limitation, reasonable legal fees and expenses) with respect to the execution, delivery, enforcement, performance and administration of this Agreement ("indemnified liabilities"), provided that such Pledgor shall have no obligation hereunder to the Administrative Agent or any Lender with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the Administrative Agent or any such Lender or (ii) legal proceedings commenced against the Administrative Agent or any Lender by any security holder or creditor thereof

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                                                                              7

arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. The agreements in this subsection shall survive repayment of the Loans and all other amounts payable under the Credit Agreement and the other Credit Documents.


         SECTION 5. Provisions Relating to Receivables.

         A. Pledgor Remains Liable under Receivables. Anything herein to the contrary notwithstanding, each Pledgor shall remain liable under each of such Pledgor's Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to each such Receivable. Neither the Administrative Agent nor any Lender shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Lender of any payment relating to such Receivable pursuant hereto, nor shall the Administrative Agent or any Lender be obligated in any manner to perform any of the obligations of such Pledgor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any Receivable (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

         B. Analysis of Receivables. If an Event of Default shall have occurred and be continuing, the Administrative Agent shall have the right to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and such Pledgor shall furnish all such assistance and information as the Administrative Agent may require in connection with such test verifications. At any time and from time to time, upon the Administrative Agent's request and at the expense of such Pledgor, such Pledgor shall cause independent public accountants or others satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables. The Administrative Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with the obligors on the Receivables to verify with them to the Administrative Agent's satisfaction the existence, amount and terms of any Receivables.

         C. Collections on Receivables. 1. The Pledgor shall collect the Accounts in the ordinary course of its business, except that, if required by the Administrative Agent, at any time after the occurrence and during the continuance of an

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                                                                              8

    Event of Default, any payments of Receivables, when collected by such Pledgor, (a) shall be forthwith (and, in any event, within two Business
    Days) deposited by such Pledgor in the exact form received, duly indorsed by such Pledgor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Lenders only as provided in subsection , and (b) until so turned over, shall be held by such Pledgor in trust for the Administrative Agent and the Secured Parties, segregated from other funds of such Pledgor.

         2. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

         3. At the Administrative Agent's request, such Pledgor shall deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.

         D. Representations and Warranties. 1. No amount payable to such Pledgor under or in connection with any Receivable is evidenced by any Instrument (other than an Instrument that constitutes Chattel Paper) which has not been delivered to the Administrative Agent.

         2. The amounts represented by such Pledgor to the Lenders from time to time as owing to such Pledgor in respect of the Receivables will at such time be accurate.

         E. Covenants. 1. Other than in the ordinary course of business consistent with its past practice, such Pledgor will not (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable,
    (iv) allow any credit or discount whatsoever on any Receivable, (v) amend, supplement or modify any Receivable in any manner that could adversely affect the value thereof or (vi) fail to exercise promptly and diligently each and every material right which it may have under each agreement giving rise to a Receivable (other than any right of termination).

         2. At any time after the occurrence and during the continuance of an Event of Default, such Pledgor will deliver to the Administrative Agent a copy of each material demand, notice or document received by it that questions the

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                                                                              9


    validity or enforceability of more than 5% of the aggregate amount of the then outstanding Receivables.


         SECTION 6. Provisions Relating to Contracts.

         A. Pledgor Remains Liable under Contracts. Anything herein to the contrary notwithstanding, each Pledgor shall remain liable under each of such Pledgor's Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with and pursuant to the terms and provisions of such Contract. Neither the Administrative Agent nor any Lender shall have any obligation or liability under any Contract by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any such Secured Party of any payment relating to such Contract pursuant hereto, nor shall the Administrative Agent or any Secured Party be obligated in any manner to perform any of the obligations of such Pledgor under or pursuant to any Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any Contract, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

         B. Communication With Contracting Parties. The Administrative Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with parties to the Contracts to verify with them to the Administrative Agent's reasonable satisfaction the existence, amount and terms of any Contracts.

         C. Representations and Warranties. 1. No consent of any party (other than such Pledgor) to any Contract is required, or purports to be required, in connection with the execution, delivery and performance of this Agreement.

         2. Each Contract is in full force and effect and constitutes a valid and legally enforceable obligation of each Pledgor party thereto, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

         3. No consent or authorization of, filing with or other act by or in respect of any Governmental Authority is required in connection with the execution, delivery, performance, validity or enforceability of any of the Contracts by any Pledgor party thereto other than those which have been duly obtained, made or performed, are in

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                                                                             10

    full force and effect and do not subject the scope of any such Contract to any material adverse limitation, either specific or general in nature.

         4. Neither such Pledgor nor (to the best of such Pledgors's knowledge) any of the other parties to the Contracts is in default or is likely to become in default in the performance or observance of any of the terms thereof in any manner that, in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         5. Such Pledgor has fully performed all its obligations under each Contract.

         6. The right, title and interest of such Pledgor in, to and under the Contracts are not subject to any defenses, offsets, counterclaims or claims that, in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         7. Such Pledgor has delivered to the Administrative Agent a complete and correct copy of each Contract, including all amendments, supplements and other modifications thereto.

         D. Covenants. 1. Such Pledgor will perform and comply in all material respects with all its obligations under the Contracts.

         2. Such Pledgor will not amend, modify, terminate or waive any provision of any Contract in any manner which could reasonably be expected to materially adversely affect the value of such Contract as Collateral.

         3. Such Pledgor will exercise promptly and diligently each and every material right which it may have under each Contract (other than any right of termination).

         4. Such Pledgor will deliver to the Administrative Agent a copy of each material demand, notice or document received by it relating in any way to any Contract that questions the validity or enforceability of such Contract.


         SECTION 7. Provisions Relating to Patents and Trademarks.

         A. Representations and Warranties. 1. Schedule 3 includes all Patents and Patent Licenses owned by each Pledgor in its own name on the date hereof.

         2. Schedule 3 includes all Trademarks and Trademark Licenses owned by each Pledgor in its own name on the date hereof.

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                                                                             11

         3. To the best of each Pledgors's knowledge, each Patent and Trademark of such Pledgor is on the date hereof valid, subsisting, unexpired, enforceable and has not been abandoned.

         4. Except as set forth in Schedule 3, none of such Patents and Trademarks is on the date hereof the subject of any licensing or franchise agreement.

         5. No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of any Patent or Trademark in any respect that could reasonably be expected to have a Material Adverse Change.

         6. No action or proceeding is pending on the date hereof (a) seeking to limit, cancel or question the validity of any Patent or Trademark, or
    (b) which, if adversely determined, would have a material adverse effect on the value of any Patent or Trademark.

         B. Covenants. 1. Each Pledgor, with respect to its own Patents and Trademarks, covenants that it (either itself or through licensees) will (a) continue to use each material Trademark on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (b) maintain as in the past the quality of products and services offered under such Trademark, (c) employ such Trademark with the appropriate notice of registration, (d) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Administrative Agent, for the ratable benefit of the Secured Parties, shall obtain a perfected security interest in such mark pursuant to this Agreement, and (e) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated.

         2. Such Pledgor will not do any act, or omit to do any act, whereby any material Patent may become abandoned or dedicated.

         3. Such Pledgor will notify the Administrative Agent and the Secured Parties immediately if it knows, or has reason to know, that any application or registration relating to any material Patent or Trademark may become abandoned or dedicated, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or any court or tribunal in any country) regarding the Pledgors's ownership of any material Patent or Trademark or

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                                                                             12

    its right to register the same or to keep and maintain the same.

         4. Whenever such Pledgor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Patent or Trademark with the United States Patent and Trademark Office or any similar office or agency in any other country or any political subdivision thereof, such Pledgor shall report such filing to the Administrative Agent and the Secured Parties within five Business Days after the last day of the fiscal quarter in which such filing occurs. Upon request of the Administrative Agent, such Pledgor shall execute and deliver any and all agreements, instruments, documents, and papers as the Administrative Agent may request to evidence the Administrative Agent's and the Secured Parties' security interest in any Patent or Trademark and the goodwill and general intangibles of the Pledgors relating thereto or represented thereby.

         5. Such Pledgor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material Patents and Trademarks, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

         6. In the event that any Patent or Trademark included in the Collateral is infringed, misappropriated or diluted by a third party, such Pledgor shall (i) take such actions as such Pledgor shall reasonably deem appropriate under the circumstances to protect such Patent or Trademark and
    (ii) if such Patent or Trademark is of material economic value, promptly notify the Administrative Agent and the Secured Parties after it learns thereof and sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.


         SECTION 8. Remedies.

         A. Notice to Obligors and Contract Parties. Upon the request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, such Pledgor shall notify obligors on the Receivables that the Receivables have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent.

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                                                                             13

         B. Proceeds to be Turned Over To Administrative Agent. In addition to the rights of the Administrative Agent and the Lenders specified in subsection with respect to payments of Receivables, if an Event of Default shall occur and be continuing all Proceeds received by any Pledgor consisting of cash, checks and other near-cash items shall be held by such Pledgor in trust for the Administrative Agent and the Secured Parties, segregated from other funds of such Pledgor, and shall, forthwith upon receipt by such Pledgor, be turned over to the Administrative Agent in the exact form received by such Pledgor (duly indorsed by such Pledgor to the Administrative Agent, if required) and held by the Administrative Agent in a Collateral Account maintained under the sole dominion and control of the Administrative Agent. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Pledgor in trust for the Administrative Agent and the Secured Parties) shall continue to be held as collateral security for all the Secured Obligations and shall not constitute payment thereof until applied as provided in subsection 8.C.

         C. Application of Proceeds. 1. At such intervals as may be agreed upon by such Pledgor and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent's election, the Administrative Agent may apply all or any part of Proceeds held in any Collateral Account in payment of the Secured Obligations, to the extent available for distribution, to be distributed by the Administrative Agent in the following order of priority:

              First: to the Administrative Agent for any unpaid fees and expenses and then to any Secured Party which has theretofore advanced or paid any such fees, an amount equal to the amount thereof so advanced or paid by such Secured Party and for which such Secured Party has not been reimbursed prior to such date, and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amounts thereof on such distribution date;

              Second: to the Secured Parties in an amount equal to the unpaid principal or face amount of, and unpaid interest on, and premium or fees, if any, in respect of, the Secured Obligations then outstanding whether or not then due and payable, including, without limitation, the aggregate undrawn amounts available to be drawn (assuming compliance with all conditions to drawing) under all Letters of Credit, and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any

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                                                                             14

         other) to the Secured Parties in proportion to the unpaid amounts thereof on such date;

              Third: to the Secured Parties, amounts equal to all other sums which constitute Secured Obligations, including without limitation the costs and expenses of the Secured Parties and their representatives which are due and payable and which constitute Secured Obligations as of such date, and, if such moneys shall be insufficient to pay such sums in full, then ratably to the Secured Parties in proportion to such sums; and

              Fourth: any surplus then remaining shall be paid to the Obligors or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

         2. The term "unpaid" as used in clause Second of subsection 9.3(a) refers:

              (a) in the absence of a bankruptcy proceeding with respect to the relevant Pledgor(s), to all amounts of Secured Obligations outstanding as of a distribution date, whether or not such amounts are fixed or contingent, and

              (b) during the pendency of a bankruptcy proceeding with respect to the relevant Pledgor(s), to all amounts allowed by the bankruptcy court in respect of Secured Obligations, as a basis for distribution (including estimated amounts, if any, allowed in respect of contingent claims), to the extent that prior distributions (whether actually distributed or set aside pursuant to subsection 9.3(c)) have not been made in respect thereof.

         3. If any Secured Party shall be entitled to receive any moneys pursuant to clause Second of subsection 9.3(a) in respect of the unliquidated, unmatured or contingent portion of the outstanding Secured Obligations (including, without limitation, obligations under then outstanding Letters of Credit), then the Administrative Agent shall invest such moneys in obligations of the kinds referred to in Permitted Investments maturing within three months after they are acquired by the Administrative Agent and shall hold all such amounts so distributable, and all such investments and the net proceeds thereof, in trust solely for such Secured Party and for no other purpose until (i) such Secured Party shall have notified the Administrative Agent that all or part of such unliquidated, unmatured or contingent claim shall have become matured or fixed, in which case the Administrative Agent shall distribute from such investments and the proceeds thereof an amount equal to such matured or fixed claim to such Secured Party for application to the payment of such matured or fixed claim, and shall promptly give notice thereof to the Borrower or (ii) all or part of such unliquidated, unmatured or contingent claim shall have been extinguished, whether as the result of an expiration without drawing of any Letter of Credit, payment of amounts secured or covered by any Letter of Credit other than by drawing thereunder, or otherwise, in which case (x) such Secured Party shall, as soon as practicable thereafter, notify the Administrative Agent and (y) such investments, and the proceeds thereof, shall be redistributed in accordance with subsection 9.3(a) taking into account such extinguishment.

         D. Code Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Secured Parties may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the Code. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Pledgor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker's board or office of the Administrative Agent or any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Pledgor, which right or equity is hereby waived or released. Each Pledgor further agrees, at the Administrative Agent's request, to assemble its Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Pledgors's premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this subsection, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the Secured Parties hereunder, including, without limitation, reasonable attorneys' fees and disbursements, to the payment in whole or in part of the Secured Obligations, as provided in subsection 9.3, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-504(1)(c) of the Code, need the Administrative Agent account for the surplus, if any, to such Pledgor. To the extent permitted by applicable law, each Pledgor waives all claims, damages and demands it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

         E. Waiver; Deficiency. Each Pledgor waives and agrees not to assert any rights or privileges which it may acquire under Section 9-112 of the Code. Each Pledgor shall remain liable for any deficiency if the proceeds of any sale or other disposition of its Collateral are insufficient to pay the Secured Obligations and the reasonable fees and disbursements of any attorneys employed by the Administrative Agent or any Secured Party to collect such deficiency.


         SECTION 9. Administrative Agent's Appointment as Attorney-in-Fact;
                    Administrative Agent's Performance of Pledgors's
                    Obligations.

         A. Powers. Each Pledgor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Pledgor and in the name of such Pledgor or in its own name, from time to time in the Administrative Agent's discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Pledgor hereby gives the Administrative Agent the power and right, on behalf of such Pledgor, without notice to or assent by such Pledgor, to do any or all of the following:

         1. in the name of such Pledgor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or Contract or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or Contract or with respect to any other Collateral whenever payable;

         2. in the case of any Patent or Trademark, execute and deliver any and all agreements, instruments, documents, and papers as the Administrative Agent may request to evidence the Administrative Agent's and the Secured Parties' security interest in such Patent or Trademark and the goodwill and general intangibles of such Pledgor relating thereto or represented thereby;

         3. pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and to pay all or any part of the premiums therefor and the costs thereof;

         4. execute, in connection with the sale provided for in subsection hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

         5. (a) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (b) ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (c) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (d) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any Proceeds thereof and to enforce any other right in respect of any Collateral; (e) defend any suit, action or proceeding brought against such Pledgor with respect to any Collateral; (f) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, to give such discharges or releases as the Administrative Agent may deem appropriate; (g) assign any Patent or Trademark (along with the goodwill of the business to which any such Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (h) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent's option and such Pledgor's expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent's and the Lenders' security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Pledgor might do.

         Anything in this subsection to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this subsection unless an Event of Default shall have occurred and be continuing.

         B. Performance by Administrative Agent of Pledgor's Obligations. If any Pledgor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

         C. Pledgors' Reimbursement Obligation. Each Pledgor agrees to pay on demand the expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due ABR Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by such Pledgor.

         D. Ratification; Power Coupled With An Interest. Each Pledgor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.


         SECTION 10. Duty of Administrative Agent.

         The Administrative Agent's sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Code or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Pledgors or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the Secured Parties hereunder are solely to protect the Administrative Agent's and the Secured Parties' interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Secured Party to exercise any such powers. The Administrative Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Pledgor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.


         SECTION 11. Execution of Financing Statements.

         Pursuant to Section 9-402 of the Code, each Pledgor authorizes the Administrative Agent, upon giving written notice to such Pledgor, to file financing statements with respect to the Collateral without the signature of such Pledgor in such form and in such filing offices as the Administrative Agent reasonably determines appropriate to perfect the security interests of the Administrative Agent under this Agreement. A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction.


         SECTION 12. Authority of Administrative Agent.

         Each Pledgor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Pledgors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and the Pledgors shall be under no obligation, or entitlement, to make any inquiry respecting such authority.


         SECTION 13. Notices.

         All notices, requests and demands to or upon the Administrative Agent or any Pledgor hereunder shall be effected in the manner provided for in subsection 11.01 of the Credit Agreement; provided that any such notice, request or demand to or upon any Pledgor shall be addressed to such Pledgor at its notice address set forth on Schedule 2.

         SECTION 14. Severability.

         Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.


         SECTION 15. Amendments in Writing; No Waiver; Cumulative Remedies.

         A. Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each affected Pledgor and the Administrative Agent, provided that any provision of this Agreement imposing obligations on any Pledgor may be waived by the Administrative Agent in a written instrument executed by the Administrative Agent.

         B. No Waiver by Course of Conduct. Neither the Administrative Agent nor any Secured Party shall by any act (except by a written instrument pursuant to subsection hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Secured Party would otherwise have on any future occasion.

         C. Remedies Cumulative. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.


         SECTION 16. Section Headings.

         The Section and subsection headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

         SECTION 17. Successors and Assigns.

         This Agreement shall be binding upon the successors and assigns of each Pledgor and shall inure to the benefit of the Administrative Agent and Secured Parties and their successors and assigns.


         SECTION 18. Governing Law.

         This Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

         IN WITNESS WHEREOF, the undersigned have caused this Security Agreement to be duly executed and delivered as of the date first above written.


                                       AVIS RENT A CAR, INC.


                                       By: /s/ Kevin M. Sheehan
                                          -------------------------------------
                                          Title: Executive Vice President and
                                                 Chief Financial Officer


                                       AVIS RENT A CAR SYSTEM, INC.


                                       By: /s/ Kevin M. Sheehan
                                          -------------------------------------
                                          Title: Executive Vice President and
                                                 Chief Financial Officer


                                       AVIS INTERNATIONAL, LTD.


                                       By: /s/ Gerard J. Kennell
                                          -------------------------------------
                                          Title: Vice President and Treasurer


                                       AVIS ASIA AND PACIFIC, LIMITED


                                       By: /s/ Steven L. Greenberger
                                          -------------------------------------
                                          Title: Vice Presdient and Tax Counsel


                                       AVIS CARIBBEAN, LIMITED


                                       By: /s/ Steven L. Greenberger
                                          -------------------------------------
                                          Title: Vice Presdient and Tax Counsel


                                       AVIS ENTERPRISES, INC.


                                       By: /s/ Gerard J. Kennell
                                          -------------------------------------
                                          Title: Vice President and Treasurer

                                       AVIS SERVICE, INC.


                                       By: /s/ Gerard J. Kennell
                                          -------------------------------------
                                          Title: Vice President and Treasurer

                                       AVIS LUBE, INC.


                                       By: /s/ Gerard J. Kennell
                                          -------------------------------------
                                          Title: Vice President and Treasurer

                                                                     Schedule 1




                                   CONTRACTS

                                                                     Schedule 2




                CHIEF EXECUTIVE OFFICE OR SOLE PLACE OF BUSINESS

                                                                     Schedule 3





                          PATENTS AND PATENT LICENSES

                       TRADEMARKS AND TRADEMARK LICENSES